EXHIBIT 3.76
LIMITED LIABILITY COMPANY AGREEMENT
OF
WEBB HOSPITAL HOLDINGS, LLC
THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is made as of the            day of September, 2003, by Webb Hospital Corporation, a Delaware corporation (the “Member”).
1. FORMATION.
1.1 Formation. The Member does hereby form a limited liability company (the “Company”) pursuant to the provisions of the Delaware Limited Liability Company Act (“Act”).
2. NAME AND OFFICE.
2.1 Name. The name of the Company shall be Webb Hospital Holdings, LLC.
2.2 Principal Office. The principal office of the Company shall be at 155 Franklin Road, Suite 400, Brentwood, Tennessee 37027, or at such other place as shall be determined by the Board (as hereinafter defined). The books of the Company shall be maintained at such registered place of business or such other place that the Board shall deem appropriate. The Company shall designate an agent for service of process in Delaware in accordance with the provisions of the Act.
3. PURPOSE AND TERM.
3.1 Purpose. The purposes of the Company are as follows:
(a) To acquire, own, manage and operate certain healthcare facilities.
(b) To engage in such other lawful activities in which a limited liability company may engage under the Act as is determined by the Member from time to time.
(c) To do all other things necessary or desirable in connection with the foregoing, or otherwise contemplated in this Agreement.
3.2 Company’s Power. In furtherance of the purpose of the Company as set forth in Section 3.1, the Company shall have the power to do any and all things whatsoever necessary, appropriate or advisable in connection with such purpose, or as otherwise contemplated in this Agreement.
3.3 Term. The term of the Company shall commence as of the date of the filing of a Certificate of Formation with the Delaware Secretary of State’s Office, and shall continue until dissolved in accordance with Section 15.
4. CAPITAL.
4.1 Initial Capital Contribution of Member. The interest in the Company shall be divided into units (“Units”). The total number of Units that the Company is initially authorized to issue is 100

Units. The Member has been issued the number of Units listed on Exhibit A. The Member may, but shall not be required to, make additional capital contributions to the Company from time to time.
4.2 No Liability of Member. Except as otherwise specifically provided in the Act, the Member shall not have any personal liability for the obligations of the Company. Except as provided in Section 4.1, the Member shall not be obligated to contribute funds or loan money to the Company.
4.3 No Interest on Capital Contributions. The Member shall not be entitled to interest on any capital contributions made to the Company.
5. ACCOUNTING.
5.1 Books and Records. The Company shall maintain full and accurate books of the Company at the Company’s principal place of business, or such other place as the Board shall determine, showing all receipts and expenditures, assets and liabilities, net income and loss, and all other records necessary for recording the Company’s business and affairs. Such books and records shall be open to the inspection and examination of the Member in person or by its duly authorized representatives at all reasonable times.
5.2 Fiscal Year. The fiscal year of the Company shall be the calendar year.
6. BANK ACCOUNTS.
6.1 Bank Accounts. All funds of the Company shall be deposited in its name into such checking, savings and/or money market accounts or time certificates as shall be designated by the Board. Withdrawals therefrom shall be made upon such signature or signatures as the Board may designate. The Board shall be entitled to make withdrawals from such accounts to invest such funds in connection with the cash management system employed by Community Health Systems, Inc. on behalf of its affiliated hospitals and health care facilities.
7. NET INCOME AND NET LOSS.
7.1 Net Income and Net Loss. All net income or net loss of the Company shall be for the account of the Member.
8. FEDERAL INCOME TAX ELECTIONS.
8.1 Tax Treatment. It is the intention of the Member that for Federal, state and local income tax purposes the Company be disregarded as an entity separate from the Member in accordance with the provisions of Treas. Reg. §§ 301.7701-2(c)(2)(i) and 301.7701-3(b)(1)(ii). The Member shall take all actions which may be necessary or required in order for the Company to be so disregarded for income tax purposes.
9. DISTRIBUTIONS.

9.1 Distributions. The Board shall determine, in the Board’s sole discretion, the amount and timing of any distributions to the Member and whether such distributions shall be paid in cash or property.
10. BOARD OF DIRECTORS.
10.1 General Powers. All powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company managed under the direction of, its Board of Directors (“Board”).
10.2 Number, Election and Term. The Board shall consist of not less than one, nor more than seven individuals, the exact number of which shall be determined by the Board from time to time. Initially, there shall be three directors, Michael T. Portacci, W. Larry Cash and Rachel A. Seifert. Directors shall be elected at the first annual meeting of the Member and at each annual meeting thereafter. A decrease in the number of directors shall not shorten an incumbent director’s term. Each director shall hold office until the director resigns or is removed. Despite the expiration of a director’s term, such director shall continue to serve until the director’s successor is elected and qualifies, until there is a decrease in the number of directors or the director is removed.
10.3 Resignation of Directors. A director may resign at any time by delivering written notice to the Board, its Chairman (as hereinafter defined), if any, or the Company. A resignation shall be effective when the notice is delivered unless the notice specifies a later effective date.
10.4 Removal of Directors by Member. A director shall be removed by the Member only at a meeting called for the purpose of removing such director and the meeting notice shall state that the purpose, or one of the purposes, of the meeting is removal of the director. The Member may remove one or more directors with or without cause.
10.5 Vacancy on Board. If a vacancy occurs on the Board, including a vacancy resulting from an increase in the number of directors, the Board shall fill the vacancy, and if the directors remaining in office constitute fewer than a quorum of the Board, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office. A vacancy that will occur at a specific later date may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.
10.6 Compensation of Directors. Directors on the Board shall not be entitled to receive a fee for the director’s services as a director on the Board.
10.7 Meetings. The Board may hold regular or special meetings in or out of the State of Delaware. The Board may permit any or all directors to participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means shall be deemed to be present in person at the meeting.
10.8 Special Meetings. Special meetings of the Board may be called by, or at the request of, the Chairman, if any, or the chief executive officer of the Company. All special meetings of the

Board shall be held at the principal office or such other place as may be specified in the notice of the meeting.
10.9 Action Without Meeting. Any action required or permitted to be taken at a Board meeting may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the directors having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all directors entitled to vote thereon were present and voted.
10.10 Notice of Meetings. Meetings of the Board may be held without notice of the date, time, place or purpose of the meeting.
10.11 Quorum and Voting. A majority of the number of directors fixed by, or determined in accordance with, this Agreement shall constitute a quorum of the Board. If a quorum is present, an affirmative vote by a majority of the number of directors present shall constitute an act of the Board. A director who is present at a meeting of the Board or a committee of the Board when action is taken shall be deemed to have assented to the action taken unless (i) the director objects at the beginning of the meeting, or promptly upon the director’ s arrival, to holding it or transacting business at the meeting or (ii) the director’s dissent or abstention from the action taken is entered in the minutes of the meeting or the director delivers written notice of the director’s dissent or abstention to the presiding officer of the meeting before its adjournment or to the Company immediately after adjournment of the meeting. The right of dissent or abstention shall not be available to a director who votes in favor of the action taken.
10.12 Chairman and Vice Chairman of the Board. The Board may appoint one of its members Chairman of the Board (“Chairman”). The Board may also appoint one of its members as Vice Chairman of the Board, and such individual shall serve in the absence of the Chairman and perform such additional duties as may be assigned to such person by the Board.
11. OFFICERS.
11.1 Officers Generally. The Company shall have the officers appointed by the Board in accordance with this Agreement. A duly appointed officer may appoint one or more officers or assistant officers as provided in Section 11.11. The same individual may simultaneously hold more than one office in the Company. Section 11.10 delegates to the Secretary, if such office be created and filled, the required responsibility of preparing minutes of the Board’s and the Member’s meetings and for authenticating records of the Company. If such office shall not be created and filled, then the Board shall delegate to one of the officers of the Company such responsibility.
11.2 Duties of Officers. Each officer of the Company shall have the authority and shall perform the duties set forth in this Agreement for such office or, to the extent consistent with this Agreement, the duties prescribed by the Board or by direction of an officer authorized by the Board to prescribe the duties of other officers.
11.3 Appointment and Term of Office. The officers of the Company shall be appointed by the Board. Vacancies may be filled or new offices created and filled at any meeting of the Board. Each officer shall hold office until such officer’s successor shall be duly appointed or until the officer’s death or until the officer shall resign or shall have been removed in the manner hereinafter provided.
11.4 Resignation and Removal of Officers. An officer may resign at any time by delivering notice to the Company. A resignation shall be effective when the notice is delivered unless the notice specifies a later effective date. If a resignation is made effective at a later date and the Company accepts the future effective date, the Board may fill the pending vacancy before the effective date if the Board provides that the successor shall not take office until the effective date. The Board may remove any officer at any time with or without cause.
11.5 Contract Rights of Officers. Appointment of an officer or agent shall not of itself create contract rights. An officer’s removal shall not affect the officer’s contract rights, if any, with the Company. An officer’s resignation shall not affect the Company’s contract rights, if any, with the officer.
11.6 Chairman of the Board. The Chairman, if that office be created and filled, may, at the discretion of the Board, be the chief executive officer of the Company and, if such, shall, in general, supervise and control the affairs and business of the Company, subject to control by the Board. The Chairman shall preside at all meetings of the Member and the Board.
11.7 President. The President, if that office be created and filled, shall be the chief executive officer of the Company, unless a Chairman is appointed and designated chief executive officer pursuant to Section 11.6. If no Chairman has been appointed or, in the absence of the Chairman, the President shall preside at all meetings of the Member. The President may sign certificates for Units, any deeds, mortgages, bonds, contracts or other instruments which the Board has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by this Agreement to some other officer or agent of the Company, or shall be required by law to be otherwise signed or executed. The President shall, in general, perform all duties incident to the office of President of a Delaware corporation and such other duties as may be prescribed by the Board or the Chairman from time to time. Unless otherwise ordered by the Board, the President shall have full power and authority on behalf of the Company to attend, act and vote in person or by proxy at any meetings of shareholders of any corporation in which the Company may hold stock, and at any such meeting shall hold and may exercise all rights incident to the ownership of such stock which the Company, as owner, would have had and could have exercised if present. The Board may confer like powers on any other person or persons.
11.8 Vice President. In the absence of the President, or in the event of the President’s death, inability or refusal to act, the Vice President (or, in the event there be more than one Vice President, the Vice Presidents in order designated at the time of their appointment, or in the absence of any designation, then in the order of their appointment), if that office be created and filled, shall perform the duties of the President and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President. Any Vice President may sign, with the Secretary or an assistant secretary, certificates for Units and shall perform such other duties as from time to time may be assigned to such person by the Chairman, the President or by the Board.

11.9 Treasurer. The Treasurer, if that office be created and filled, shall have charge and custody of, and be responsible for, all funds and securities of the Company, receive and give receipts for monies due and payable to the Company from any source whatsoever, and deposit all such monies in the name of the Company in such banks, trust companies and other depositories as shall be selected in accordance with the provisions of Section 6.1, and in general, perform all the duties incident to the office of Treasurer of a Delaware corporation and such other duties as from time to time may be assigned to such person by the Chairman, the President or the Board. If required by the Board, the Treasurer shall give a bond for the faithful discharge of such officer’s duties in such sum and with such surety or sureties as the Board shall determine.
11.10 Secretary. The Secretary, if that office be created and filled, shall keep the minutes of the Member’s meetings and of the Board’s meetings in one or more books provided for that purpose, see that all notices arc duly given in accordance with the provisions of this Agreement or as required by law, be custodian of the Company records and of the seal, if any, of the Company, be responsible for authenticating records of the Company, keep a register of the mailing address of the Member, which shall be furnished to the Secretary by the Member, sign with the President or a Vice President certificates for Units, have general charge of the transfer books of the Company, and, in general, perform all duties incident to the office of Secretary of a Delaware corporation and such other duties as from time to time may be assigned to such person by the Chairman, the President or the Board.
11.11 Assistant Treasurers and Assistant Secretaries.
(a) Assistant Treasurer. The Assistant Treasurer, if that office be created and filled, shall, if required by the Board, give bond for the faithful discharge of such officer’s duty in such sum and with such surety as the Board shall determine.
(b) Assistant Secretary. The Assistant Secretary, if that office be created and filled, and if authorized by the Board, may sign, with the President or Vice President, certificates for Units.
(c) Additional Duties. The Assistant Treasurers and Assistant Secretaries, in general, shall perform such additional duties as shall be assigned to them by the Treasurer or the Secretary, respectively, or by the Chairman, the President or the Board.
12. STANDARD OF CARE OF DIRECTORS AND OFFICERS; INDEMNIFICATION.
12.1 Standard of Care. The directors and officers of the Company shall not be liable, responsible or accountable in damages to the Member or the Company for any act or omission on behalf of the Company performed or omitted by them in good faith with the care a corporate officer of like position would exercise under similar circumstances and in a manner reasonably believed by them to be in the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful.
12.2 Indemnification.
(a) To the fullest extent permitted by the Act, the Company shall indemnify each director or officer of the Company against reasonable expenses (including reasonable attorneys’ fees), judgments, taxes, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement (collectively “Liability”), incurred by such person in connection with defending any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative, and whether formal or informal) to which such person is, or is threatened to be made, a party because such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, partner, member, employee or agent of another domestic or foreign corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans, provided that the director or officer has met the standard of conduct described in Section 12.1. A director or officer shall be considered to be serving an employee benefit plan at the Company’s request if such person’s duties to the Company also impose duties on or otherwise involve services by such person to the plan or to participants in or beneficiaries of the plan.
(b) To the fullest extent authorized or permitted by the Act, the Company shall pay or reimburse reasonable expenses (including reasonable attorneys’ fees) incurred by a director or officer who is a party to a proceeding in advance of final disposition of such proceeding if:
(1) The director or officer furnishes the Company a written affirmation of his good faith belief that he has met the standard of conduct described in Section 12.1;
(2) The director or officer furnishes the Company a written undertaking, executed personally or on the director’s or officer’s behalf, to repay the advance if it is ultimately determined that the director or officer did not meet the standard of conduct. Such undertaking shall be an unlimited general obligation of the director or officer, but shall not be required to be secured and may be accepted without reference to financial ability to make repayment; and
(3) A determination is made that the facts then known to those making the determination would not preclude indemnification under the provisions of this Section 12.2.
(c) The indemnification against Liability and advancement of expenses provided by, or granted pursuant to, this Section 12.2 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under any agreement, action of the Member or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office of the Company, shall continue as to a person who has ceased to be a director or officer of the Company, and shall inure to the benefit of the heirs, executors and administrators of such a person.
Any repeal or modification of this Section 12.2 by the Member shall not adversely affect any right or protection of a director or officer of the Company under this Section 12.2 with respect to any act or omission occurring prior to the time of such repeal or modification.
13. OTHER ACTIVITIES; RELATED PARTY TRANSACTIONS.
13.1 Other Activities. The directors and officers shall devote such of their time to the affairs of the Company’s business as they shall deem necessary. The Member, directors, officers and their Affiliates (as hereinafter defined) may engage in, or possess an interest in, other business ventures of any nature and description, independently or with others, whether or not such activities are competitive with those of the Company. Neither the Company nor the Member shall have any rights by virtue of this Agreement in and to such independent ventures, or to the income or profits derived therefrom. The Member shall not be obligated to present any particular noncompeting business opportunity of a character which, if presented to the Company, could be taken by the Company, and the Member and its Affiliates shall not have the right to take for their own account, or to recommend to others, any such particular business opportunity to the exclusion of the Company. For purposes of this Agreement, the term “Affiliate” shall mean any person, corporation, partnership, limited liability company, trust or other entity (directly or indirectly) controlling, controlled by, or under common control with, another person.
13.2 Related Party Transactions. The fact that a director, officer or their Affiliates are directly or indirectly interested in or connected with any person, firm or corporation employed by the Company to render or perform a service, or to or from whom the Company may purchase, sell or lease property, shall not prohibit the Company from employing such person, firm or corporation or from otherwise dealing with him or it, and neither the Company, nor the Member, shall have any rights in or to any income or profits derived therefrom. All such dealings with a director or such director’s Affiliates will be on terms which are competitive and comparable with amounts charged by independent third parties.
14. MEMBERS.
14.1 Limitation on Participation in Management. Except as expressly authorized by this Agreement or as expressly required by the Act, the Member, solely by virtue of its status as the Member, shall participate in the management or control of the Company’s business, transact any business for the Company or have the power to act for or bind the Company, said powers being vested solely and exclusively in the Board and the officers. The Member shall not have any right to participate in the management or control of the Company’s business.
14.2 Assignment of Member’s Interest. The Member may freely sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of the Member’s Units. The transferee of the Units shall automatically become a substitute Member in the place of the Member.
14.3 Bankruptcy, Dissolution, Etc. of Member. Upon the occurrence of any of the events set forth in Sections 18-304 or 18-705 of the Act, the successor-in-interest of the Member shall automatically become a substitute Member in place of the Member.
14.4 Certificates for Units. Certificates representing Units shall be in such form as may be determined by the Board. Such certificates shall be signed by the President or Vice President and by the Secretary or Assistant Secretary, if such offices be created and filled, or signed by two officers designated by the Member to sign such certificates. The signature of such officers upon such certificates may be signed manually or by facsimile. All certificates for Units shall be consecutively numbered. The name of the person owning the Units represented thereby, with the number of Units and date of issue, shall be entered on the books of the Company. All certificates surrendered to the Company for transfer shall be canceled and no new certificates shall be issued until the former certificates for a like number of Units shall have been surrendered and canceled, except that, in case of a lost, destroyed or mutilated certificate, a new one may be issued therefore upon such terms and indemnity to the Company as the Board may prescribe.

15. DISSOLUTION.
15.1 Dissolution. Except as otherwise provided in the Act, the Company shall dissolve upon the decision of the Member to dissolve the Company or the sale or other disposition of all, or substantially all, of the assets of the Company and the sale and/or collection of any evidence of indebtedness received in connection therewith. Dissolution of the Company shall be effective upon the date specified in the Member’s resolution, but the Company shall not terminate until the assets of the Company shall have been distributed as provided in Section 15.3. Notwithstanding dissolution of the Company, prior to the liquidation and termination of the Company, the Company shall continue to be governed by this Agreement.
15.2 Sale of Assets Upon Dissolution. Following the dissolution of the Company, the Company shall be wound up and the Board shall determine whether the assets of the Company are to be sold or whether some or all of such assets are to be distributed to the Member in kind in liquidation of the Company.
15.3 Distributions Upon Dissolution. Upon the dissolution of the Company, the properties of the Company to be sold shall be liquidated in orderly fashion and the proceeds thereof, and the property to be distributed in kind, shall be distributed as follows:
(a) First, to the payment and discharge of all of the Company’s debts and liabilities, to the necessary expenses of liquidation and to the establishment of any cash reserves which the Member determines to create for unmatured and/or contingent liabilities or obligations of the Company.
(b) Second, to the Member.
16. GENERAL.
16.1 Amendment.
(a) Except as provided in Section 16.1(b), this Agreement may be modified or amended from time to time only upon the consent of the Member.
(b) In addition to any amendments authorized by Section 16.1(a), this Agreement may be amended from time to time by the Board without the consent of the Member to cure any ambiguity, to correct or supplement any provision hereof which may be inconsistent with any other provision hereof, or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement.
16.2 Captions; Section References. Section titles or captions contained in this Agreement are inserted only as a matter of convenience and reference, and in no way define, limit, extend or describe the scope of this Agreement, or the intent of any provision hereof. All references herein to Sections shall refer to Sections of this Agreement unless the context clearly requires otherwise.

16.3 Number and Gender. Unless the context otherwise requires, when used herein, the singular shall include the plural, the plural shall include the singular, and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.
16.4 Severability. If any provision of this Agreement, or the application thereof to any person, entity or circumstances, shall be invalid or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to other persons, entities or circumstances, shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
16.5 Binding Agreement. Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective executors, administrators, heirs, successors and assigns.
16.6 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws rules.
16.7 Entire Agreement. This Agreement contains the entire agreement with respect to the subject matter hereof
WEBB HOSPITAL CORPORATION
By: /s/ Rachel A. Seifert
Name: RACHEL A. SEIFERT
Title: SENIOR VICE PRESIDENT
(“Member”)

EXHIBIT A

Name and Address of Member	Amount of Contribution	Number of Units

Webb Hospital Corporation	$100.00	100
155 Franklin Road, Suite 400
Brentwood, Tennessee 37027